Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(unaudited)

                                    Three months ending       August 19, 1999
                                   September 30,                 (Inception) to
                                    2002              2001   September 30, 2002
CASH FLOWS
FROM OPERATING
ACTIVITIES
Net (loss)                     $(460)        $4,000)            $(9,785)
Increase in
accounts
payable                          460           4,000                9,785

Net cash
(used) by
operating
activities                          -                  -                      -

CASH FLOWS
FROM
FINANCING
ACTIVITIES
Proceeds from
stock issuances              -                   -                  2,575

Net cash
provided by
financing
activities                          -                  -                  2,575

Net increase
in cash                                                                  2,575
Cash   beginning                                                          -
Cash   ending                                                        2,575

Supplemental
disclosures:
Interest paid              -                                  -            -
Income taxes
paid                          -                                 -             -

Non-cash
transactions:
Shares issued
for dividend                -                                 -         $2,000

Number of
shares issued            -                                -       2,000,000
for dividend

The accompanying notes are an intregal part of these financial statements.
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